[LOGO] NATIONAL CITY
                                 BANCORPORATION


                                      2000




                                 SECOND QUARTER
                                     REPORT
                                   SIX MONTHS
                                      ENDED
                                  JUNE 30, 2000

TO OUR STOCKHOLDERS:

The Company's performance in the second quarter was an all-time high for net income from operations, largely due to an outstanding performance by our bank subsidiary, National City Bank of Minneapolis. We are seeing the results of increased recognition by business customers that we compete effectively with the big banks on the breadth of services and the ability to help businesses from growth to maturity achieve their goals. Existing business customers have been responsible for much of the new business activity, with unprecedented numbers adding services such as OptiLINK(SM) Internet treasury management.

Net earnings were $4,723,000 for the second quarter of 2000, compared with $3,914,000 in the second quarter of 1999. Earnings per share were 56 cents, compared with 45 cents in the second quarter of 1999. Nonperforming assets, including nonperforming loans, were $13.8 million or 1.58 percent of total loans at June 30, 2000 compared with $16.3 million or 1.94 percent of total loans at December 31, 1999.

Net earnings for the first six months were $8,993,000 or 1.05 cents per share, compared with $7,519,000 or 86 cents per share last year.

The Company's reserve for loan losses at quarter-end was $14,079,000 or 1.60 percent of loans outstanding compared to $13,883,000 and 1.66 percent at December 31, 1999. There were net chargeoffs during the quarter of $734,000 compared with $3,269,000 in the second quarter of 1999.

Net interest income which represents 85 percent of total revenues, was $13,546,000 in the quarter, up 10 percent from the year-earlier period. The increase was largely a result of increased loan volume. Noninterest income for the second quarter was down from the year-earlier period. The relative decline relates primarily to higher trust fees collected in the prior year. Noninterest expense increased 4.4 percent compared with last year, mainly due to increased performance-related compensation costs.

At its July 19, 2000 meeting the Board of Directors declared a regular quarterly cash dividend on common stock of 14 cents per share, payable September 1, 2000, to stockholders of record August 3, 2000. The announced dividend is an increase of 17 percent over the 12 cents paid in previous quarters.



/s/ David C. Malmberg           /s/ David L. Andreas
David C. Malmberg               David L. Andreas
Chairman of the Board           President and
                                Chief Executive Officer

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                                                  June 30, 2000      December 31, 1999
----------------------------------------------------------------------------------------------------------------------
ASSETS
     Cash & due from banks ................................................        $    38,004         $    36,997
     Federal funds sold and resale agreements .............................             37,295              55,655
     Available-for-sale securities:
         U.S. Treasury ....................................................              4,996               4,958
         U.S. Government agencies .........................................             33,637              21,637
         Mortgage-backed ..................................................             88,295              95,921
         Municipal ........................................................             19,507               9,189
         Other securities .................................................              4,607               3,635
                                                                                   -----------         -----------
              Total available-for-sale securities .........................            151,042             135,340
     Held-to-maturity securities:
         Mortgage-backed ..................................................             42,949              46,572
                                                                                   -----------         -----------
              Total held-to-maturity securities ...........................             42,949              46,572
               (approximate market value: 2000 -- $41,674; 1999 -- $45,297)
     Loans ................................................................            878,799             838,585
         Less allowance for loan losses ...................................            (14,079)            (13,883)
                                                                                   -----------         -----------
          Net loans .......................................................            864,720             824,702
     Premises and equipment ...............................................              8,066               8,921
     Accrued interest receivable ..........................................              8,706               7,600
     Customer acceptance liability ........................................              1,237               1,424
     Other assets .........................................................             23,382              22,969
                                                                                   -----------         -----------
              Total assets ................................................        $ 1,175,401         $ 1,140,180
                                                                                   ===========         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
         Noninterest bearing ..............................................        $   161,299         $   166,039
         Interest bearing .................................................            514,642             448,269
                                                                                   -----------         -----------
              Total deposits ..............................................            675,941             614,308
     Federal funds purchased and repurchase agreements ....................             63,606              89,950
     Commercial paper .....................................................             33,677              38,777
     Other short-term borrowed funds ......................................             38,057              45,053
     Acceptances outstanding ..............................................              1,237               1,424
     Other liabilities ....................................................             12,050              22,719
     Long-term debt .......................................................            196,000             176,000
                                                                                   -----------         -----------
              Total liabilities ...........................................          1,020,568             988,231
     Stockholders' equity:
         Common stock, par value $1.25
              Authorized shares: 40,000,000
              Issued shares: 2000 -- 8,864,791; 1999 -- 8,861,944 .........             11,081              11,077
         Additional paid-in capital .......................................            122,020             121,982
         Unrealized gains net of tax effect ...............................             (1,861)             (1,883)
         Retained earnings ................................................             30,659              23,735
                                                                                   -----------         -----------
              Subtotal ....................................................            161,899             154,911
     Less common stock in treasury at cost:
          2000 -- 394,177 shares; 1999  125,122 shares ....................             (7,066)             (2,962)
                                                                                   -----------         -----------
              Total stockholders' equity ..................................            154,833             151,949
                                                                                   -----------         -----------
              Total liabilities and stockholders' equity ..................        $ 1,175,401         $ 1,140,180
                                                                                   ===========         ===========


NATIONAL CITY BANCORPORATION AND SUBSIDIARIES



CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)                                              Three Months Ended          Six Months Ended
                                                                                  June 30,                     June 30,
                                                                            2000            1999          2000          1999
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Interest and fees on loans .................................      $   22,770      $   18,614      $   43,823      $   36,314
     Interest on federal funds sold and resale agreements .......             268              57             410             194
     Interest and dividends on securities .......................           3,230           2,788           6,259           5,482
                                                                       ----------      ----------      ----------      ----------
              Total interest income .............................          26,268          21,459          50,492          41,990

INTEREST EXPENSE
     Interest on deposits .......................................           6,188           3,726          11,866           7,410
     Interest on short-term borrowed funds ......................           2,936           3,785           5,379           6,342
     Interest on long-term debt .................................           3,598           1,641           6,922           4,214
                                                                       ----------      ----------      ----------      ----------
              Total interest expense ............................          12,722           9,152          24,167          17,966
                                                                       ----------      ----------      ----------      ----------
              Net interest income ...............................          13,546          12,307          26,325          24,024
     Provision for loan losses ..................................             630             997           1,150           1,859
                                                                       ----------      ----------      ----------      ----------
              Net interest income after provision for loan losses          12,916          11,310          25,175          22,165

NONINTEREST INCOME
     Service charges on deposit accounts ........................             604             643           1,247           1,237
     Fees for other customer services ...........................             423             471             916             885
     Trust fees .................................................           1,098           1,187           2,232           2,425
     Other ......................................................             201             122             408             289
                                                                       ----------      ----------      ----------      ----------
              Total noninterest income ..........................           2,326           2,423           4,803           4,836

NONINTEREST EXPENSES
     Salaries and employee benefits .............................           4,410           4,065           8,714           8,262
     Net occupancy expense ......................................             794             853           1,658           1,679
     Equipment rentals, depreciation and maintenance ............             890             869           1,795           1,745
     Other ......................................................           1,487           1,476           3,078           2,881
                                                                       ----------      ----------      ----------      ----------
              Total noninterest expense .........................           7,581           7,263          15,245          14,567
                                                                       ----------      ----------      ----------      ----------
     Earnings before taxes ......................................           7,661           6,470          14,733          12,434
     Applicable income taxes ....................................           2,938           2,556           5,740           4,915
                                                                       ----------      ----------      ----------      ----------
              Net earnings ......................................      $    4,723      $    3,914      $    8,993      $    7,519
                                                                       ==========      ==========      ==========      ==========
         Basic earnings per share ...............................      $     0.56      $     0.45      $     1.05      $     0.86
         Average common and common equivalent shares outstanding        8,499,669       8,761,732       8,590,418       8,778,735


FINANCIAL HIGHLIGHTS
(in thousands except per share)



                                  SECOND QUARTER ENDED
                                         JUNE 30,
                               ---------------------------          PERCENT
                                   2000            1999              CHANGE
                               -----------     -----------          --------
EARNINGS:
  Net interest income ...      $   13,546      $   12,307              10%
  Net earnings ..........           4,723           3,914              21%
BASIC EARNINGS PER SHARE:
  Net earnings ..........      $     0.56      $     0.45              24%


                                     SIX MONTHS ENDED
                                         JUNE 30,
                               ---------------------------
                                   2000            1999
EARNINGS:                      -----------     -----------
  Net interest income ...      $   26,325      $   24,024              10%
  Net earnings ..........           8,993           7,519              20%
BASIC EARNINGS PER SHARE:
  Net earnings ..........      $     1.05      $     0.86              22%


                                  JUNE 30,     DECEMBER 31,
                                   2000            1999
                               -----------     -----------
BALANCE SHEET ITEMS
  Total assets ..........      $1,175,401      $1,140,180               3%
  Loans .................         878,799         838,585               5%
  Deposits ..............         675,941         614,308              10%
  Stockholders' equity ..         154,833         151,949               2%
  Book value per share ..           18.28           17.39               5%




[GRAPHIC] PRINTED WITH SOY INK               [GRAPHIC] RECYCLED PAPER

DIRECTORS OF NATIONAL CITY
BANCORPORATION

David C. Malmberg
CHAIRMAN OF THE BOARD
National City Bancorporation

Wendell R. Anderson*
OF COUNSEL
Larkin, Hoffman, Daly and
Lindgren Ltd.

David L. Andreas
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bank of
Minneapolis

Terry L. Andreas
CHAIRMAN OF THE BOARD
School for Field Studies
Beverly, Massachusetts

Michael J. Boris*
PRIVATE INVESTOR AND
CONSULTANT

Sharon Bredeson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Staff-Plus, Inc.

John H. Daniels, Jr.*
PARTNER
Willeke and Daniels

James B. Goetz, Sr.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Goetz Companies

Esperanza Guerrero-Anderson*
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Milestone Growth Fund, Inc.

C. Bernard Jacobs
RETIRED PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
RETIRED CHAIRMAN OF THE BOARD
National City Bank

Walter E. Meadley, Jr.
RETIRED VICE CHAIRMAN
OF THE BOARD
National City Bank

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Diversified Business Credit, Inc.

Roger H. Scherer*
CHAIRMAN OF THE BOARD
Scherer Bros. Lumber Company
*Members of the Audit Committee



OFFICERS OF NATIONAL CITY
BANCORPORATION

David L. Andreas
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Thomas J. Freed
SECRETARY AND
CHIEF FINANCIAL OFFICER

PRINCIPAL OFFICERS OF
SUBSIDIARIES

DIVERSIFIED BUSINESS
CREDIT, INC.

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Janet L. Pomeroy
SENIOR VICE PRESIDENT

NATIONAL CITY BANK
OF MINNEAPOLIS

David L. Andreas
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

William J. Klein
EXECUTIVE VICE PRESIDENT
CLIENT SERVICES

Thomas J. Freed
SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

Donald W. Kjonaas
SENIOR VICE PRESIDENT
OPERATIONS

NATIONAL CITY BANCORPORATION
CHANGE OF ADDRESS FOR SHAREHOLDER





National City Bank of Minneapolis
Stock Transfer Department
P.O. Box 1919
Minneapolis, Minnesota 55480-1919


PLEASE CHANGE MY ADDRESS TO:


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(PRINT NAME EXACTLY AS IT APPEARS ON STOCK CERTIFICATE)

Street__________________________________________________

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





NATIONAL CITY BANCORPORATION                                     BULK RATE
651 Nicollet Mall                                              U.S. POSTAGE
Minneapolis, Minnesota 55402-1611                                  PAID
Telephone 612-904-8503                                        MINNEAPOLIS, MN
                                                              PERMIT NO. 2816